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                                 EXHIBIT 99.1

For Information Contact
At Greater Bay Bancorp:                At Financial Relations Board:
David L. Kalkbrenner, President & CEO  Christina Carrabino (general information)
(650) 614-5767                         Stephanie Mishra (analyst contact)
Steven C. Smith, EVP, CAO & CFO        (415) 986-1591
(650) 813-8222
At Bank of Petaluma:
Walter E. Bragdon, President & CEO
(707) 769-7610
                                       FOR IMMEDIATE RELEASE
                                       ---------------------


                            GREATER BAY BANCORP AND
                 BANK OF PETALUMA ANNOUNCE AGREEMENT TO MERGE
                 --------------------------------------------

PALO ALTO, CA; March 21, 2000 -- Greater Bay Bancorp (Nasdaq:GBBK), Palo Alto, California, and Bank of Petaluma (OTC Bulletin Board:BPLU), Petaluma, California, announced today the signing of a definitive merger agreement. Upon completion of the merger, Bank of Petaluma will operate as a wholly owned subsidiary of Greater Bay Bancorp.

In the merger, Greater Bay Bancorp will issue shares of its stock in a tax free exchange for the shares of stock of Bank of Petaluma for an estimated value of approximately $41 million, depending on the market price of Greater Bay Bancorp's stock at the time of the merger closing. Based on Greater Bay Bancorp's closing price on March 21, 2000 of $39 3/8, Bank of Petaluma shareholders would receive a price equating to a multiple of 17.8 times Bank of Petaluma's last 12 months earnings and 2.76 times Bank of Petaluma's book value at December 31, 1999. The merger, which will be accounted for as a pooling of interests, is expected to be completed in the third quarter of 2000.

Greater Bay Bancorp anticipates the transaction, including cost savings, to be approximately 1% accretive to 2000 earnings per share. Greater Bay Bancorp has not included any anticipated revenue enhancements that may be realized from the merger, even though Greater Bay Bancorp's prior acquisitions have resulted in significant revenue growth.

Bank of Petaluma, founded in 1987, is situated in the growing area of the San Francisco Bay Area's northern market known as the "Telecom Valley." This area includes start-up and seasoned companies specializing in the burgeoning telecommunications industry. Bank of Petaluma maintains four banking offices in Petaluma, Point Reyes Station and Valley Ford, California and serves the small- to mid-sized business community and retail banking clients. As of December 31, 1999, Bank of Petaluma had total assets of $194.7 million and deposits of $162.2
million.   For the year ended December 31, 1999, net income was $2.3 million, a
10% increase over net income of $2.1 million in 1998.

David Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, stated, "Bank of Petaluma meets our merger criteria of a high performing bank with strong management located
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in a high growth area. On several occasions, Greater Bay's Venture Banking Group has participated in loans in the Telecom Valley and will continue to pursue those opportunities with the strong foothold Bank of Petaluma has developed in its market area." Mr. Kalkbrenner added, "We look forward to becoming active members of the North Bay community through the support which the Greater Bay Bancorp Foundation will provide to community and philanthropic organizations in the area. When the merger closes, we will also be pleased to welcome Daniel G. Libarle, Chairman of Bank of Petaluma, to our Board of Directors."

"We found the super community banking philosophy of Greater Bay Bancorp uniquely attractive," said Daniel G. Libarle, Chairman of the Bank of Petaluma. "This is a proven successful formula which preserves the name of Bank of Petaluma, our Board and our management while providing the expanded resources of Greater Bay Bancorp."

Walter E. Bragdon, President and Chief Executive Officer of Bank of Petaluma, commented, "We have developed a loyal client base over the years among the agricultural and small business communities in our markets. Bank of Petaluma will continue to focus on real estate, business and consumer lending and our clients will benefit from the increased lending limit and expanded services Bank of Petaluma will be able to offer as part of the Greater Bay family. We also believe the merger is in the best interests of our shareholders, as they will receive greater liquidity in a stock that is a component of the Nasdaq Financial-100 Index."

Greater Bay Bancorp previously announced the execution of definitive agreements to merge with Coast Bancorp and Bank of Santa Clara. When these mergers and the Bank of Petaluma merger are all completed, Greater Bay Bancorp would have had, on a pro forma basis as of December 31, 1999, total assets of approximately $3.7 billion, total shareholders' equity of approximately $253 million, total loans of approximately $2.5 billion and total deposits of approximately $3.3 billion. Greater Bay Bancorp's net income (before merger expenses, nonrecurring costs and extraordinary items) on a pro forma basis as of December 31, 1999 would have been approximately $51 million.

With the addition of Bank of Petaluma, Greater Bay Bancorp will have banks located in the North Bay, San Francisco Peninsula, South Bay, East Bay and Coastal regions of the Greater San Francisco Bay Area.

Terms of the Merger
The terms of the agreement provide for the shareholders of Bank of Petaluma to receive shares of Greater Bay Bancorp stock. Bank of Petaluma currently has approximately 1.4 million shares of common stock outstanding. If the average closing price of Greater Bay Bancorp common stock is between $37.91 and $46.34, each share of Bank of Petaluma stock will be exchanged for 0.685 shares of Greater Bay Bancorp stock.

If the average closing price of Greater Bay Bancorp common stock is greater than $46.34, the exchange ratio will decrease by dividing the average closing price into $31.74 plus one-third of the amount by which the average closing price exceeds $46.34.

If the average closing price of Greater Bay Bancorp common stock is less than $37.91, Greater Bay Bancorp may elect to exercise a top up option. In that case, the exchange ratio will equal the

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quotient obtained by dividing $25.97 by the average closing price of Greater Bay
Bancorp stock. If Greater Bay Bancorp does not elect the top up option, Bank of Petaluma may either terminate the merger agreement or accept an exchange ratio of 0.685.

The merger is subject to certain conditions, including the approval of the shareholders of Bank of Petaluma and regulatory approval. Upon consummation of the merger, former Bank of Petaluma shareholders will own approximately 4.7% of Greater Bay Bancorp's outstanding shares, assuming completion of the previously announced Greater Bay Bancorp mergers with Coast Bancorp and Bank of Santa Clara.

Greater Bay Bancorp through its seven subsidiary banks, Bay Area Bank, Bay Bank of Commerce, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank and Peninsula Bank of Commerce, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, and the Contra Costa Tri Valley Region, with offices located in Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, and Walnut Creek.

Safe Harbor
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to future financial performance and condition and pending acquisitions. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements due to a number of factors, including, but not limited to, when and if the proposed mergers are consummated, the success of Greater Bay Bancorp in integrating the new banks into its organization and other risks detailed in the Greater Bay Bancorp reports filed with the Securities and Exchange Commission and Bank of Petaluma reports filed with the Federal Deposit Insurance Corporation, including their Annual Report on Form 10-K for the year ended December 31, 1999.

Greater Bay Bancorp will file a registration statement on Form S-4 with the SEC in connection with the proposed merger. The registration statement will include a prospectus/proxy statement which will be sent to shareholders of Bank of Petaluma seeking their approval of the proposed merger. When filed, the registration statement can be obtained at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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